Exhibit 107.0

Calculation of Filing Fee Table

FORM S-8

(Form Type)

Quaint Oak Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Equity	Common Stock, par value $0.01 per share	Rules 457(c) and 457(h)	95,250(2)	$ 18.00(3)	$ 1,714,500.00	0.00014760	$253.06
Equity	Common Stock, par value $0.01 per share	Rules 457(c) and 457(h)	79,750(4)	$ 11.25(4)	$ 897,187.50	0.00014760	$132.43
Total Offering Amounts					$ 2,611,687.50		$385.49
Total Fee Offsets							-
Net Fee Due							$385.49

(1)

Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Quaint Oak Bancorp, Inc. 2023 Stock Incentive Plan (the “Plan”) as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock, par value $.01 per share (“Common Stock”), of Quaint Oak Bancorp, Inc. (the “Company or the “Registrant”).

(2)	Represents the 95,250 shares that may be issued upon the exercise of options to purchase shares of Common Stock granted under the Plan prior to the date hereof.
(3)

Represents the exercise price of $18.00 at which options for 95,250 shares of Common Stock have been granted under the Plan in accordance with Rule 457(h)(1) promulgated under the Securities Act of 1933, as amended (“Securities Act”).

(4)

The 79,750 shares represent shares of Common Stock which have been reserved under the Plan for issuance pursuant to the exercise of stock options or the vesting of share awards and are available for future grant.  The Proposed Maximum Offering Price Per Share is equal to the average of the high and low price of the Common Stock on December 12, 2023 on the OTC Market and estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c).